UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2006
TeleTech Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21055	84-1291044
(State of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)
9197 S. Peoria Street, Englewood, Colorado 80112
(Address of principal executive offices, including Zip Code)
Telephone Number: (303) 397-8100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement
On September 28, 2006, Registrant entered into an Amended and Restated Credit Agreement for $150,000,000 with Registrant, as Borrower and a syndicate of Lenders as set forth in Schedule 1 and KeyBank National Association as Lead Arranger, Sole Book Runner and Administrative Agent (“Amended Credit Agreement”). The Amended Credit Agreement amends and restates Registrant’s Credit Agreement dated as of May 5, 2004 (“ Original Credit Agreement”) in its entirety and, upon the effectiveness of the Amended Credit Agreement, the terms and provisions of the Original Credit Agreement were superseded thereby. The Amended Credit Agreement has a five year term and provides for a maximum commitment amount of two hundred and twenty five million dollars.
The Amended Credit Agreement, like the Original Credit Agreement, contains financial covenants, including a maximum leverage ratio limits and a minimum interest coverage ratio. The Amended Credit Agreement also contains reporting requirements, affirmative covenants and other restrictions customary in agreements of this type, including but not limited to periodic financial reporting requirements, notice of certain events and filings, the preservation of corporate existence and maintenance of insurance, as well as restrictions on the incurrence of debt, the creation of liens, the making of investments, the sale of assets and the payment of dividends and other distributions.
The obligations of the Registrant under the Amended Credit Agreement are guaranteed by Registrant and certain subsidiaries of Registrant set forth in Schedule 2 of the Amended Credit Agreement, and are secured by certain assets including accounts receivable and a pledge of 65% of the stock of First Tier Material Foreign Subsidiaries of Registrant and the guarantors. In connection with the Amended Credit Agreement, Registrant and the guarantors entered into an Amended and Restated Guaranty Agreement (the “Amended Guaranty Agreement”)
One of the banks in the syndicate is one of the top ten clients of Registrant.
A copy of the Amended Credit Agreement will be filed with the Registrant’s quarterly report filed on Form 10-Q for the third quarter.
Item 9.01 Financial Statements and Exhibits
None.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleTech Holdings, Inc. By: /s/ Kenneth D. Tuchman

KENNETH D. TUCHMAN Chief Executive Officer
Dated: October 3, 2006